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                                                                 EXHIBIT m(2)(c)


                                 AMENDMENT NO. 2
            PLAN AND AGREEMENT OF DISTRIBUTION PURSUANT TO RULE 12B-1

         This Amendment dated as of June 21, 1999, amends the Plan and Agreement of Distribution Pursuant to Rule 12b-1 (the "Agreement"), dated August 4, 1997, as amended as of March 2, 1998, by and between AIM Advisor Funds, Inc., a Maryland corporation (formerly, INVESCO Advisor Funds, Inc., hereinafter called the "Company") and A I M Distributors, Inc., a Delaware corporation ("AIM Distributors").

         The second WHEREAS clause of the Agreement is hereby deleted in its entirety and replaced with the following:

         "WHEREAS, the Company desires to finance the distribution of the shares of certain of its Series (the AIM Advisor Large Cap Value Fund, the AIM Advisor Flex Fund, the AIM Advisor Real Estate Fund, and the AIM Advisor International Value Fund; collectively, the "Funds") in accordance with this Plan and Agreement of Distribution pursuant to Rule 12b-1 under the Act (the "Plan and Agreement"); and"

         Section 4a and 4b are deleted in their entirety and replaced with the following paragraphs;

         "4a. With respect to its Class A shares, each Fund shall pay AIM Distributors out of its assets attributable to Class A shares, on a monthly basis, an amount computed at an annual rate of .35 of 1% of the average daily net assets of Class A shares of the Fund during the month, all of which amount must, in the discretion of AIM Distributors, either be used by AIM Distributors to provide the Fund with the marketing activities and distribution services specified in paragraph (2) above, or returned to the Fund. No payments will be made by a Fund after the date of termination of the Plan and Agreement with respect to Class A shares.

         4b. With respect to its Class C shares, each Fund shall pay AIM Distributors out of its assets attributable to Class C shares, on a monthly basis, an amount computed at an annual rate of .75 of 1% of the average daily net assets of Class C shares of the Fund during the month, all of which amount must, in the discretion of AIM Distributors, either be used by AIM Distributors to provide the Funds with the marketing activities and distribution services specified in paragraph (2) above, including using such payments to offset advanced commission payments that have been paid to broker-dealers for sale of Class C shares of the Fund, or returned to the Fund. In addition, each Fund shall pay AIM Distributors out of its assets, on a monthly basis, an amount computed at an annual rate of .25 of 1% of the average daily net assets of the Fund during the month, all of which amount must, in the discretion of AIM Distributors, either be used by AIM Distributors to pay the service, support, or similar fee specified in paragraph 2(b) above, or returned to the Fund. No payments will be made by a Fund hereunder after the date of termination of the Plan and Agreement with respect to Class C shares."



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In all other respects, the Agreement is hereby confirmed and remains in full force and effect.


                                           AIM ADVISOR FUNDS, INC.



ATTEST: /s/ OFELIA M. MAYO                 By: /s/ ROBERT H. GRAHAM
       ------------------------------         ----------------------------------
       Assistant Secretary                               President



                                           A I M DISTRIBUTORS, INC.



ATTEST: /s/ LISA A. MOSS                   By: /s/ MICHAEL J. CEMO
       ------------------------------         ----------------------------------
       Assistant Secretary                               President



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